EX-99.CODE ETH

ACP Investments, LP d/b/a

Ascendant Capital Partners, LP

(Investment Manager of the ACP Funds)

PERSONAL TRADING POLICY/CODE OF ETHICS

March 14, 2008

A.
When used in this Personal Trading Policy/Code of Ethics, the term “employee” includes any director, officer or employee of ACP Investments, LP d/b/a Ascendant Capital Partners, LP (“Ascendant”), or any independent contractor or other person who is licensed with the National Association of Securities Dealers, Inc. (NASD) as a registered representative or principal of, with or through Ascendant.

B.
Beneficial ownership:  An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

C.
Employees may buy or sell listed securities (meaning securities listed on the NYSE or the ASE) in an amount of $100,000 or less without pre-clearance.  Employees may also buy or sell debt securities with a face value of $100,000 or less without pre-clearance.   Any other security transaction, other than open-end mutual funds, must be pre-cleared in writing by  the President or Chief Compliance Officer.   Preclearance approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception Committee (the President, Vice President, and Chief Compliance Officer) must approve any exceptions to this rule.  The President and the CCO shall not preclear their own trades.

D.
Investments in private placements/limited partnerships and initial public offerings require written pre-clearance.  Trades in IRA’s, and Rollover IRA’s that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP’s (Employee stock ownership plans) require pre-clearance.

E.
Blackout Restrictions:  Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of clients of Ascendant or trades of clients (including investment companies) of any affiliated companies of Ascendant:

1.
Purchases and sales within three days following a client trade.  Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security.  The Exception Committee must approve exceptions.  If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

2.
Purchases within seven days before a client purchase.  An employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security of a period of six months following the client’s trade.  The Exception Committee must approve exceptions.  If an employee makes a prohibited sale without an exception within the six-month period, the employee must relinquish any gain from the transaction to charity.

3.
Sales within seven days before a client sale.  An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee’s sale price and the client’s sale price (assuming the employee’s sale price is higher).

F..
Reporting:  For purposes of the provisions of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), all employees will be treated as “access persons” and must submit the following:

1.
Initial Holdings Report - within ten (10) days of hire, all new employees are required to file a signed and dated Initial and Annual Accounts and Holdings Report, setting forth the title, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit.

2.	Annual Holdings Report - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Initial and Annual Accounts and Holdings Report listing all securities beneficially owned as of December 31st.  Within this Report, all employees must list the title, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any covered securities were held for their direct or indirect benefit.

3.
Quarterly Transaction Reports - All employees must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations.  For each transaction, employees are required to list the date, the title, the interest rate (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected.  Statements are reviewed by one of the firm’s Series 24 principals.  Brokerage, IRA’s, Rollover IRA’s (which are self-directed), ESOP’s, private placements, and limited partnerships must all be reported as personal trading.

4.
Annual Certification - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

G.	Violation of this Personal Trading Policy/Code of Ethics may result in disciplinary action, up to and including termination of employment.

H.
Exclusion:  So long as an employee of Ascendant is also a director, officer, employee or other person subject to a personal trading policy or code of ethics adopted by a registered investment manager, such employee shall be excluded from the following:

(1)	the requirements under Sections C, D, and E above to pre-clear or obtain approval of specified transactions;

(2)	all trading bars, limits and restrictions under Sections C, D and E above and all provisions requiring the unwinding of transactions and the relinquishment of proceeds under those sections; and

(3)	the reporting, filing and certification requirements under Section G above;

Provided that such investment manager:

(i)           certifies to Ascendant that its personal trading policy or code of ethics was adopted pursuant to Rule 17j-1 under the 1940 Act and is sufficient to satisfy the requirements of that rule; and

(ii)           agrees to provide Ascendant the following:

(a)           at least once a year, upon request, a written report that describes any issues(s) that arose during the previous 12 months under the investment manager’s policy or code, including any material violations, and any resulting sanctions;

(b)	an immediate report, without request, of all material violations of such policy or code by any person who is an Ascendant employee;

(c)	prompt written notice of all material amendments to such policy or code.

Certification Pursuant to Rule 30a-2(a) under the 1940 Act and Section 302 of the
Sarbanes-Oxley Act

I, Gary E. Shugrue, certify that:

1.	I have reviewed this report on Form N-CSR of ACP Strategic Opportunities Fund II, LLC;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows (if the financial statements are required to include a statement of cash flows) of the registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Rule 30a-3(c) under the Investment Company Act of 1940) and internal control over financial reporting (as defined in Rule 30a-3(d) under the Investment Company Act of 1940) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of a date within 90 days prior to the filing date of this report based on such evaluation; and

(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the second fiscal quarter of the period covered by this report that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.
The registrant's other certifying officer(s) and I have disclosed to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize, and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:	March 9, 2009	/s/ Gary E. Shugrue
Gary E. Shugrue, President, Chief Investment Officer and Chief Financial Officer (principal executive officer and principal financial officer)